UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2005

Power3 Medical Products, Inc.

(Exact name of registrant as specified in its charter)

New York	0-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381

(Address of principal executive offices and zip code)

(281) 466-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On December 12, 2005, Power3 Medical Products, Inc. (“the Company” or “Power3”) executed a promissory note (“the Note”) in the principal amount of $150,000 payable to Trinity Financing Investments Corporation (“the Holder”).  Pursuant to the Note, the Company promises to pay to the Holder $150,000 in cash on April 9, 2006. The Note bears interest at the rate of 11% per annum until the maturity date. After the maturity date, the default rate of interest increases to 24% per annum on any portion of the principal amount of the Note remaining outstanding.

Payment of the Note is secured by a personal Unconditional and Continuing Guarantee from Dr. Ira Goldknopf, the Company’s Chief Scientific Officer and a Director. In addition, Dr. Goldknopf executed a Stock Pledge Agreement, as security for the Note, in the amount of 3,000,000 shares of Power3 common stock.  Further, as part of the consideration provided to the Holder for the Note, Trinity Financing Investments Corporation also received warrants, with a term of eight years, for the purchase of up to 1,000,000 shares of the Company’s common stock at an exercise price of $.14 per share, subject to adjustment.  The warrants are exercisable, in whole or in part, any time from and after the date of issuance of the warrant and prior to the expiration of seven years following the date of issuance of the warrant.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 12, 2005, the Company became obligated on a promissory note in the principal amount of $150,000.  Please refer to “Item 1.01 – Entry Into A Material Definitive Agreement” above for further information.

Item 9.01                                             Financial Statements and Exhibits

( c )                            Exhibits

Exhibit Number	Description

Exhibit 10.1*	Promissory Note executed on December 12, 2005.

Exhibit 10.2*	Unconditional and Continuing Guaranty by Dr. Ira Goldknopf executed on December 12, 2005

Exhibit 10.3*	Common Stock Purchase Warrant executed December 12, 2005.

Exhibit 10.4*	Stock Pledge Agreement executed December 12, 2005.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

	By:	/s/ Steven B. Rash
Steven B. Rash
Chairman and CEO

Date: December 15, 2005